CERTIFICATE REQUIRED TO BE FILED WITH THE
                      RESTATED CERTIFICATE OF INCORPORATION

                       (FOR USE BY DOMESTIC CORPORATIONS)

Pursuant to N.J.S.A.14A:9-5 (5), the undersigned corporation hereby executes the following certificate:

      1. Name of Corporation: eB2B Commerce, Inc. (the "Corporation")

      2. The Restated Certificate of Incorporation was adopted on the 4th day of March, 2005.

      3. At the time of adoption of the Restated Certificate of Incorporation, the number of outstanding shares or each class or series entitled to vote thereon as a class and the vote of such shares, was: (if inapplicable, insert "none")

--------------------------------------------------------------------------------
Class or Series     Total Number of Shares          Number of Shares Voted
                       Entitled to Vote
--------------------------------------------------------------------------------
Common                                               For             Against
Stock                     1,000,000
--------------------------------------------------------------------------------
                                                   930,000             None
--------------------------------------------------------------------------------

      4. This Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of this Corporation by amending and restating the Corporation's Certificate of Incorporation in its entirety, in accordance with the Confirmation Order of the Corporation's Plan of Reorganization issued by the United States Bankruptcy Court for the Southern District of New York, dated as of January 26, 2005.

      This Certificate shall be effective upon filing.

                                        eB2B COMMERCE, INC.

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                         New Jersey Division of Revenue
                      Restated Certificate of Incorporation

                                       of

                               eB2B COMMERCE, INC.

--------------------------------------------------------------------------------

To:   Treasurer, State of New Jersey

Pursuant to the provisions of Section 14A:9-5, Corporations, General, of the New Jersey Statutes, the undersigned corporation hereby executes the following Restated Certificate of Incorporation:

                                 ARTICLE I: NAME

      The name of the corporation is:

      eB2B Commerce, Inc. (the "Corporation")

                              ARTICLE II: PURPOSES

      The purposes for which the Corporation is organized are to engage in any or all activities within the purposes for which corporations now or at any time hereafter may be organized under the New Jersey Business Corporation Act (the "Act") and under all amendments and supplements thereto, or any revision thereof or any statute enacted to take the place thereof.

                           ARTICLE III: CAPITAL STOCK

      a. The aggregate number of shares which the Corporation shall have authority to issue is One Hundred Twenty Million (120,000,000) shares, consisting of One Hundred Nineteen Million (119,000,000) shares of common stock, $.0001 par value per share ("Common Stock"), and One Million (1,000,000) shares of preferred stock, $.0001 par value per share ("Preferred Stock").

      b. The relative rights, preferences and limitations of the shares of each class, are as follows:

            The board of directors of the Corporation ("Board of Directors") is expressly authorized, subject to the limitations prescribed by law and the provisions of this Article, at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, of any number of shares of Preferred Stock, and by filing a certificate of designation to establish the number of shares to be included in each series of Preferred Stock and to fix the powers, designations, preferences, relative rights, qualifications and restrictions thereof. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, a determination of the following:

            (i) The number of shares of Preferred Stock constituting that series and the distinctive designation of that series;

            (ii) The dividend rate on the shares of Preferred Stock of that series, whether dividends shall be cumulative, and if so, from which date or dates, and whether they shall be payable in preference to, or in such relation to, the dividends payable on any other class or classes or of any other series of the capital stock of the Corporation;

            (iii) Whether that series shall have any voting rights in addition to those provided by law, and if so, the terms of such additional voting rights;

            (iv) Whether that series shall have conversion or exchange privileges, and if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

            (v) Whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all of the shares are to be redeemed, the date or dates upon or after which they shall be redeemable and the type and amount of consideration payable per share in case of redemption, which amount may vary under different conditions and at different redemption dates;

            (vi) Whether that series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of that series, and if so, the terms and amount of such sinking fund;

            (vii) The right of shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issuance of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase or redemption or other acquisition by the Corporation or any subsidiary of, any outstanding stock of the Corporation;

            (viii) The rights of the shares of that series in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation and whether such rights shall be in preference to, or in another relation to, the comparable rights or any other class or classes or series of capital stock; and

            (ix) Any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that series.

                          ARTICLE IV: REGISTERED OFFICE

      The address of the Corporation's registered office is 830 Bear Tavern Road, West Trenton, New Jersey 08628-1020. The name of the Corporation's registered agent at such address, upon whom process against the Corporation may be served, is Corporation Service Company.

                          ARTICLE V: BOARD OF DIRECTORS

      For the management of the business and for the conduct of the affairs of the Corporation, and in further definition and not in limitation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, conferred by the State of New Jersey, it is further provided that:

      1. The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be two; provided that such number of directors can be amended in the manner provided in the Corporation's By-Laws (the "By-laws"). The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

      2. After the original or other By-Laws of the Corporation have been adopted, amended or repealed, as the case may be, in accordance with the applicable provisions of the Act, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the Corporation may be exercised by the Board of Directors.

      3. The books of the Corporation may be kept at such place within or without the State of New Jersey as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors.

      4. The Board of Directors, by the affirmative vote of a majority of the directors in office, may remove a director or directors for cause where, in the judgment of such majority, the continuation of the director or directors in office would be harmful to the Corporation and may suspend the director or directors for a reasonable period pending final determination that cause exists for such removal.

      5.    The names and addresses of the directors are as follows:

            Robert Ellin - c/o Trinad Capital, L.P., 153 East 53rd St., 48th
                           Floor New York, New York 10022

            Jay Wolf -     c/o Trinad Capital, L.P., 153 East 53rd St., 48th
                           Floor New York, New York  10022

                              ARTICLE VI: DURATION

      The duration of the Corporation shall be perpetual.

                         ARTICLE VII: DIRECTOR LIABILITY

      A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under the Act, or (d) for any transaction from which the director derived any improper personal benefit. If the Act is amended after the date of incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended.

      Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification for acts or omissions occurring prior to such repeal or modification.

                          ARTICLE VII: INDEMNIFICATION

      The Corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the Act.

                             ARTICLE IX: AMENDMENTS

      (a) The Board of Directors of the Corporation is expressly authorized to make, alter or repeal the By-laws of the Corporation.

      (b) From time to time any of the provisions of this Certificate of Incorporation may be altered, amended or repealed, and other provisions authorized by the laws of the State of New Jersey at the time in force may be added or inserted, in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this paragraph (b).

                              ARTICLE X: CREDITORS

      Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of New Jersey may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of act or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of the act, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                              ARTICLE XI: TAKEOVERS

      The Board of Directors of the Corporation shall have the broadest possible authority and discretion in adoption and maintaining resistance to, and defenses against, takeover bids that it deems not to be in the best interests of the Corporation, including (without limitation) adopting and maintaining any form of stockholder rights plan or "poison pill" comprised of such terms and features as the Board of Directors deems to be in the best interests of the Corporation. Without limitation on the foregoing, the Board of Directors shall have the authority and discretion to adopt and maintain a stockholder rights plan or other defensive mechanism that may be deactivated or redeemed only (1) by vote of continuing directors (i.e. the directors who put such stockholder rights plan or other defensive mechanism in place or the designated successors of such directors) to the exclusion of newly elected directors nominated or supported by a takeover bidder or bidders, (2) after a prescribed delay period following election of directors making up a majority of the Board of Directors if such new directors are nominated or supported by a takeover bidder or bidders, or (3) before election of directors making up a majority of the board if such new directors are nominated or supported by a takeover bidder or bidders. The By-laws shall not limit in any way the authority of Board of Directors to adopt or maintain any stockholders rights plan or otherwise to resist or defend against any takeover bid that the Board of Directors finds not to be in the best interests of the Corporation.

                                        eB2B COMMERCE, INC.

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------